Exhibit 23.4

Financial Strategies Consulting Group, LLC

3650 Mount Diablo Blvd., Suite 210 Lafayette, CA 94549	Telephone 925.283.5774 Facsimile 925.283.5103 www.fscg.com

May 24, 2006

Mr. Randy Gottfried

Chief Financial Officer

Riverbed Technology, Inc.

501 Second Street, Suite 410

San Francisco, CA 94107

Subject:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in Form S-1 filing of Riverbed Technology, Inc.

Dear Mr. Gottfried:

We hereby consent to the inclusion in the registration statement on Form S-1 of Riverbed Technology, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Riverbed Technology, Inc. and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Financial Strategies Consulting

Group, LLC

Financial Strategies Consulting Group, LLC

By:	Gregory S. Ansel
Principal